Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

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release

FOR IMMEDIATE RELEASE	CONTACT:	Investors: Ann Taylor (404) 676-5383
Media: Dana Bolden (404) 676-2683

THE COCA-COLA COMPANY REPORTS

FOURTH QUARTER AND FULL YEAR 2007 RESULTS

•	Fourth quarter EPS increased 79 percent to $0.52; increased 12 percent to $0.58 after considering items impacting comparability.

•	Full year EPS increased 19 percent to $2.57; increased 14 percent to $2.70 after considering items impacting comparability.

•	Worldwide unit case volume up 5 percent for the fourth quarter and 6 percent for the year, contributing over 1.2 billion additional unit cases.

•	Balanced growth in the year with sparkling beverage unit case volume up 4 percent, and still beverage unit case volume up 12 percent.

•	Strong cash generation with full year cash from operations increasing 20 percent.

ATLANTA, Feb. 13, 2008 — The Coca-Cola Company today reported fourth quarter earnings per share of $0.52, an increase of 79 percent versus the prior year on a reported basis, and $0.58 after considering items impacting comparability, an increase of 12 percent. Earnings per share for the quarter included a net charge of $0.06 per share primarily related to restructuring charges and asset write-downs. Earnings per share for the fourth quarter of 2006 were $0.29 and included a net charge

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of $0.23 per share primarily related to a non-cash impairment charge at Coca-Cola Enterprises Inc. (“CCE”), an equity investee.

Earnings per share for the year were $2.57, an increase of 19 percent versus the prior year on a reported basis, and $2.70 after considering items impacting comparability, an increase of 14 percent. Earnings per share for the year included a net charge of $0.13 per share primarily related to restructuring charges and asset write-downs. Full year 2006 earnings per share were $2.16 and included a net charge of $0.21 per share primarily related to a non-cash impairment charge at CCE.

“This has been a year of significant accomplishment,” said Neville Isdell, chairman and chief executive officer, The Coca-Cola Company. “We have delivered strong business results and increased value to our shareowners by expanding our consumer appeal across our beverage brands and connecting in very meaningful ways with the communities we serve. By successfully executing our clearly defined strategies with our bottling partners, we delivered 6 percent unit case volume growth for the year and four consecutive quarters of double-digit earnings per share growth.

“Importantly, this growth was balanced across our geographies and portfolio of brands. On a worldwide basis, sparkling beverage volume increased a solid 4 percent, and still beverages increased 12 percent. We remain focused on driving sustainable long-term growth and value for our shareowners, while delivering against our stakeholder needs each day. With our strategies in place, our expanded brand portfolio and our geographic balance, we are well prepared to respond to opportunities and challenges ahead and anticipate another good year in 2008.”

President and chief operating officer Muhtar Kent said, “Clearly, our strategies are right and our execution is working as 2007 was a successful year for The Coca-Cola Company. As evident from our results, we consistently delivered on our promise of executing against our growth agenda. Our international business, led by the emerging markets, continues to drive our overall growth, while stabilizing key markets like Japan, the Philippines and North America underscores our ability to re-energize major markets. Our three-cola strategy has revitalized the sparkling category, and we successfully expanded our still portfolio through key acquisitions like glacéau, Fuze and Jugos del Valle, while continuing to build our innovation pipeline. Additionally, our focus on effectiveness and efficiency has allowed us to reinvest in top-line growth. We

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continue to build a much more efficient, dynamic business in which our employees share an unyielding commitment to winning around the world.

“I am pleased with the progress we made against our 2007 priorities. We are now better positioned to capture the significant growth opportunities. As we look to 2008, the foundation is in place to deliver another successful year of balanced geographic and brand growth for The Coca-Cola Company.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•

Fourth quarter net operating revenues increased 24 percent. Revenue growth reflected a 6 percent increase in concentrate sales, an 8 percent benefit from structural changes related to bottler acquisitions, an 8 percent currency benefit and a 2 percent favorable impact from pricing and mix. For the year, net operating revenues increased 20 percent, reflecting a 6 percent increase in concentrate sales, an 8 percent benefit from structural changes related to bottler acquisitions, a 4 percent currency benefit and a 2 percent favorable impact from pricing and mix.

•

Operating income in the quarter increased 26 percent on a reported basis and increased 19 percent after considering items impacting comparability. Items impacting comparability negatively affected fourth quarter pre-tax operating income by $126 million in 2007 and by $174 million in 2006. Currency benefited ongoing operating income in the quarter by 9 percent. Full year operating income increased 15 percent on a reported basis and increased 14 percent after considering items impacting comparability. Currency benefited full year operating income by 4 percent.

•

The Company repurchased $1.75 billion of its stock in 2007, in line with previous guidance. For 2008, the Company plans to repurchase $1.5 to $2.0 billion of its own stock. The Company paid $3.1 billion in dividends to shareowners in 2007.

•	Cash from operations was $7.1 billion for the year, compared with $6.0 billion in the prior year, an increase of 20 percent.

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Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales. Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated October 29, 2007.)

Total Company

•	Unit case volume increased 5 percent in the quarter and 6 percent for the year. Acquisitions contributed 1 point of unit case volume growth for the quarter and year.

•

International operations delivered 7 percent unit case volume growth in the quarter and 8 percent growth for the year, reflecting broad-based growth across all groups. Double-digit unit case volume growth in key emerging markets, including China, India, Brazil, Turkey, Southern Eurasia, and the Middle East continued to drive the results for the quarter. Latin America and Africa continued to deliver solid performance in the quarter. European Union achieved unit case volume growth of 2 percent in the quarter, successfully cycling strong growth in the prior year. The Philippines and Japan both continued in the quarter to reflect a return to growth with unit case volume increasing 9 percent and 1 percent, respectively. North America achieved 1 percent unit case volume growth in the quarter, reflecting improved performance and the benefit of acquisitions.

•

The Company continued to deliver strong growth in sparkling beverages, which increased unit case volume 4 percent in the quarter and for the year. Key brands drove the results with Trademark Coca-Cola growing unit case volume 3 percent in the quarter and 4 percent for the year. Trademark Fanta increased unit case volume 4 percent for the quarter and 5 percent for the year, and Trademark Sprite increased unit case volume 4 percent in the quarter and 8 percent for the year.

•

Still beverage unit case volume increased 11 percent in the quarter and 12 percent for the year. Trademarks Dasani and Powerade continued their strong performance, each increasing unit case volume 9 percent in the quarter and 10 percent for the year. Additionally, solid growth in Trademark Minute Maid contributed to still beverage growth.

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•	For the quarter and year, the Company gained global volume and value share in nonalcoholic ready-to-drink beverages, as well as in both sparkling and still categories.

Africa

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	7%	10%
Net Revenues	25%	16%
Operating Income	17%	6%

•

The Africa Group’s unit case volume increased 7 percent in the quarter and 10 percent for the year. Net revenues for the year increased 16 percent, primarily reflecting an 11 percent increase in concentrate sales and positive price and mix, partially offset by a low single-digit negative currency impact. Full year operating income growth of 6 percent primarily reflected the net revenue increase, the continued investments in key marketing initiatives, particularly The Coke Side of Life campaign, and restructuring charges.

•

For the year, solid unit case volume growth in South Africa, East and Central Africa, North and West Africa and Nigeria drove the results. Strong growth in Trademark Coca-Cola led to double-digit unit case volume growth in sparkling beverages and category share gains for the year.

Eurasia

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	13%	16%
Net Revenues	34%	24%
Operating Income	39%	38%

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•

The Eurasia Group’s unit case volume increased 13 percent in the quarter and 16 percent for the year, cycling double-digit growth in the prior year quarter and year. Double-digit unit case volume growth in Russia, India, Turkey, Middle East, Eastern Europe and Southern Eurasia drove the strong performance in the year. Net revenues for the year increased 24 percent, reflecting a 15 percent increase in concentrate sales with positive pricing and currency benefits. Full year operating income increased 38 percent primarily reflecting the higher net revenues, while continuing to support key marketing and business initiatives.

•

In India, unit case volume increased 18 percent in the quarter, cycling 12 percent growth in the prior year quarter, and increased 14 percent for the year. Double-digit unit case volume growth in Trademark Coca-Cola and still beverages in the quarter led to continued share gains in both sparkling and still beverage categories.

European Union

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	2%	3%
Net Revenues	15%	14%
Operating Income	10%	16%

•

Unit case volume in the European Union Group increased 2 percent in the quarter and 3 percent for the year, successfully cycling tough comparisons in the second half of 2006, including World Cup activation, acquisitions made early in the third quarter of 2006 and favorable weather in the second half of 2006. Net revenues for the year increased 14 percent, reflecting a 3 percent increase in concentrate sales, positive pricing and mix and a high single-digit currency benefit. Full year operating income increased 16 percent primarily reflecting the higher net revenues while continuing to invest behind key initiatives across the Group, including the Coca-Cola

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Zero launches and the three-cola strategy, The Coke Side of Life campaign, Christmas programs and activation of the Rugby World Cup.

•

The results for the quarter and year reflected balanced growth across the portfolio – a 2 percent unit case volume increase in sparkling beverages and strong growth in still beverages. Broad-based unit case volume growth was achieved, with most key countries delivering growth for the quarter and year. In the quarter, Great Britain returned to growth. Germany unit case volume declined 2 percent in the quarter, cycling strong 7 percent growth in the prior year quarter. For the year, unit case volume increased 1 percent in Germany.

Latin America

	Percent Change
	From Prior Year
	Fourth	Full
	Quarter	Year
Unit Case Volume	10%	9%
Net Revenues	24%	24%
Operating Income	26%	22%

•

The Latin America Group continued to deliver strong unit case volume growth of 10 percent in the quarter and 9 percent for the year, cycling 7 percent growth in the prior year quarter and year. Solid unit case volume growth across all key markets and a 7 percent increase in Trademark Coca-Cola drove the results for the quarter and year. The joint acquisition of Jugos del Valle with Coca-Cola FEMSA, S.A.B. de C.V. was completed in the quarter. Full year 2006 unit case volume of Jugos del Valle was 117 million. Net revenues for the year increased 24 percent, reflecting a 9 percent increase in concentrate sales, positive pricing and mix and a mid single-digit currency benefit. Operating income for the year increased 22 percent reflecting the net revenue increase while continuing to invest in key marketing initiatives.

•

In Mexico, unit case volume increased 9 percent in the quarter and 6 percent for the year. The growth was led by Trademark Coca-Cola, which increased unit case volume 5 percent and 4 percent for the quarter and year, respectively. The

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continued success of Coca-Cola Zero contributed to volume and value share gains in sparkling beverages for the year. Double-digit unit case volume growth in still beverages for the quarter and year also led to share gains.

•

In Brazil, unit case volume growth for the quarter and year was 16 percent. Double-digit unit case volume growth in Trademark Coca-Cola drove the results and led to sparkling beverage share gains for the quarter and year.

•	In Argentina, strong sparkling beverage growth across core brands contributed to unit case volume growth of 9 percent in the quarter and for the year, driving share gains.

North America

	Percent Change From Prior Year
	Fourth Quarter	Full Year
Unit Case Volume	1%	(1%)
Net Revenues	13%	11%
Operating Income	(4%)	1%

•

Unit case volume in the North America Group increased 1 percent in the quarter reflecting a 2 percent increase in Retail and a decline of 3 percent in Foodservice and Hospitality, reflecting a challenging restaurant industry environment. For the year, unit case volume declined 1 percent. Net revenues for the year increased 11 percent, reflecting even concentrate sales, positive pricing, growth of finished goods businesses and an increase from acquisitions. Operating income increased 1 percent for the year, reflecting the higher net revenues, including the benefit from acquisitions partially offset by higher input costs in the finished goods businesses and restructuring costs.

•

Sparkling beverage unit case volume declined 2 percent in the quarter and for the year, and reflected the expected sequential improvement in the second half of the year. Diet sparkling beverages delivered even unit case volume growth in the quarter. The successful execution of the three-cola strategy resulted in Coca-Cola

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Classic, Coca-Cola Zero and Diet Coke all gaining share for the year. Coca-Cola Zero continued to deliver strong growth, increasing unit case volume double digits for the quarter and year. The Company’s portfolio of energy drinks delivered strong double-digit growth in the quarter and year.

•

Still beverage unit case volume increased 8 percent in the quarter and 5 percent for the year, reflecting continued strong performance of glacéau and high single-digit growth in Powerade and Dasani in the quarter. Total juice unit case volume increased low single-digits in the quarter reflecting continued growth in Trademark Simply juices and Odwalla. Warehouse-delivered juices gained category share in the quarter, even though unit case volume growth was negatively impacted by price increases to cover higher ingredient costs. Fuze and glacéau continued to perform ahead of expectations. The transition of glacéau to the Coca-Cola bottler-centered hybrid distribution model in the quarter was successfully completed with the brands continuing to gain availability.

Pacific

	Percent Change From Prior Year
	Fourth	Full
	Quarter	Year
Unit Case Volume	3%	7%
Net Revenues	7%	7%
Operating Income	5%	3%

•

The Pacific Group increased unit case volume 3 percent for the quarter and 7 percent for the year. Net revenues for the year increased 7 percent, reflecting a 7 percent increase in concentrate sales and a slight positive currency benefit partially offset by unfavorable country mix. Operating income for the year increased 3 percent reflecting the increase in net revenues while investing in key business initiatives, including driving the rapid growth in China and the turnaround in the Philippines.

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•

In Japan, unit case volume increased 1 percent in the quarter, the fifth consecutive quarter of growth, cycling 2 percent growth in the prior year quarter. For the year, unit case volume increased 3 percent. Unit case volume growth across the core brands of Trademark Coca-Cola, Sokenbicha, Aquarius and Georgia Coffee drove the results in the quarter. Trademark Coca-Cola continued to grow unit case volume double-digits driven by the success of Coca-Cola Zero and the execution of the three-cola strategy. Georgia Coffee returned to growth for the first time in eight quarters increasing unit case volume 1 percent.

•

In China, unit case volume increased 13 percent for the quarter led by double-digit growth in Trademark Coca-Cola, Trademark Sprite and Minute Maid, partially offset by a slight decline in low margin water. Full year unit case volume increased 18 percent. The strong performance across the brands resulted in share gains in both sparkling and still beverages.

•

In the Philippines, unit case volume increased by 9 percent for the quarter and 5 percent for the year. Strong sparkling unit case volume growth of 14 percent in the quarter reflects the investment in key marketing initiatives and the focus on improving the route-to-market, reshaping and streamlining the supply chain and building sales capabilities.

Bottling Investments

	Percent Change From Prior Year
	Fourth	Full
	Quarter	Year
Unit Case Volume	62%	64%
Net Revenues	61%	53%
Operating Income	n/a	750%

•

The Bottling Investments Group’s unit case volume increased 64 percent for the year reflecting acquisitions of certain bottlers and unit case volume growth across the group. Net revenues increased 53 percent for the year due to the unit case volume increase, acquisitions, favorable pricing and mix, and positive currency

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benefits. The strong operating income increase for the year reflects the focus on investing to drive revenue growth while delivering efficiency through the supply chain.

Financial Review

Operating Results

Net operating revenues for the fourth quarter increased 24 percent, driven by a 6 percent increase in concentrate sales, an 8 percent benefit from structural change related to bottler acquisitions, an 8 percent currency benefit and a 2 percent favorable impact from pricing and mix. For the year, net operating revenues increased 20 percent, reflecting a 6 percent increase in concentrate sales, an 8 percent benefit from structural changes related to bottler acquisitions, a 4 percent benefit from currency and a 2 percent favorable impact from pricing and mix.

Cost of goods sold increased 28 percent for the quarter. This reflects a 6 percent increase in concentrate sales, an 8 percent increase from currency and a 14 percent increase from structural changes related to bottler acquisitions. For the year, cost of goods sold increased 27 percent. This reflects a 6 percent increase in concentrate sales, a 4 percent increase from currency, a 14 percent increase from structural changes related to bottler acquisitions and increases in commodity-based input and freight costs.

Selling, general and administrative expenses increased 17 percent for the quarter and 16 percent for the year, reflecting continued investments in marketing, increased costs to drive growth in the consolidated bottling operations, including acquisitions, increased sales and service costs for certain brand acquisitions, while effectively managing general and administrative expenses through productivity initiatives. Currency increased selling, general and administrative expenses 7 percent in the quarter and 4 percent for the year.

The Company had other operating charges in the fourth quarter and full year amounting to $125 million and $254 million pre-tax, respectively, primarily related to restructuring charges and asset write-downs.

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Operating income increased 26 percent for the quarter and 15 percent for the year, reflecting the revenue growth, partially offset by increases in cost of goods sold, the investments in marketing and increased sales and service expenses in the bottling operations. After considering items impacting comparability, operating income increased 19 percent for the quarter and 14 percent for the year. Currency benefited ongoing operating income by 9 percent in the quarter and 4 percent for the year. Based on the anticipated benefits of hedging coverage in place, the Company currently expects currencies to have a minimal impact on operating income in 2008.

The increase in interest expense for the quarter and year is due to higher debt balances related to the financing of acquisitions, including the acquisition of glacéau, earlier in the year.

Effective Tax Rate

The reported effective tax rates for the quarter and the year were 25.2 percent and 24.0 percent, respectively. The underlying effective tax rate on operations for the quarter and year was 22.0 percent. For the quarter and year, the variance between the reported rate and the underlying rate was primarily due to changes in income tax reserves and the tax impact of various separately disclosed items impacting comparability.

The Company anticipates that its underlying effective tax rate on operations for the full year 2008 will be approximately 22.0 to 22.5 percent. The Company’s estimated underlying effective tax rate does not reflect the impact of discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Operating Structure

As previously announced, effective January 1, 2007, the Company made certain changes to its operating structure to align geographic responsibility. This new structure resulted in the reconfiguration of two operating segments which were renamed Eurasia Group and Pacific Group. The reconfiguration did not impact the other existing geographic operating segments, Bottling Investments or Corporate. Reclassified operating segment information can be found in the Company’s Form 8-K filing dated October 29, 2007.

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Items Impacting Prior Year Results

In 2006, the fourth quarter results included a net charge of $0.23 per share primarily related to the non-cash impairment charge at CCE, an equity investee. In 2006, the third quarter results included a charge primarily related to asset impairment and restructuring charges, offset by a benefit primarily related to the reversal of a tax valuation allowance. In 2006, the second quarter results included a net benefit of $0.04 per share primarily due to a gain from the sale of shares in the initial public offering of the Turkish bottler, Coca-Cola Icecek A.S. In 2006, the first quarter results included a net reduction of $0.02 per share primarily related to non-cash impairment charges of certain assets and investments in the bottling operations in Asia.

Conference Call

The Company will host a conference call with investors and analysts to discuss the fourth quarter and full year 2007 results today at 8:30 a.m. (EST). The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.thecoca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s website. Further, the “Investors” section of the Company’s website includes a reconciliation of GAAP to non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	December 31, 2007	December 31, 2006	% Change
Net Operating Revenues	$7,331	$5,932	24
Cost of goods sold	2,641	2,063	28

Gross Profit	4,690	3,869	21
Selling, general and administrative expenses	3,039	2,587	17
Other operating charges	125	70	—

Operating Income	1,526	1,212	26
Interest income	86	41	110
Interest expense	156	47	232
Equity income (loss) – net	171	(467)	—
Other income (loss) – net	(4)	147	—

Income Before Income Taxes	1,623	886	83
Income taxes	409	208	97

Net Income	$1,214	$678	79

Diluted Net Income Per Share*	$0.52	$0.29	79

Average Shares Outstanding—Diluted*	2,347	2,341

*	For the three months ended December 31, “Basic Net Income Per Share” was $0.52 for 2007 and $0.29 for 2006 based on “Average Shares Outstanding—Basic” of 2,314 and 2,336 for 2007 and 2006, respectively.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended
	December 31, 2007	December 31, 2006	% Change
Net Operating Revenues	$28,857	$24,088	20
Cost of goods sold	10,406	8,164	27

Gross Profit	18,451	15,924	16
Selling, general and administrative expenses	10,945	9,431	16
Other operating charges	254	185	—

Operating Income	7,252	6,308	15
Interest income	236	193	22
Interest expense	456	220	107
Equity income – net	668	102	555
Other income (loss) – net	173	195	—

Income Before Income Taxes	7,873	6,578	20
Income taxes	1,892	1,498	26

Net Income	$5,981	$5,080	18

Diluted Net Income Per Share*	$2.57	$2.16	19

Average Shares Outstanding—Diluted*	2,331	2,350

*	For the year ended December 31, “Basic Net Income Per Share” was $2.59 for 2007 and $2.16 for 2006 based on “Average Shares Outstanding—Basic” of 2,313 and 2,348 for 2007 and 2006, respectively.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$4,093	$2,440
Marketable securities	215	150
Trade accounts receivable, less allowances of $56 and $63, respectively	3,317	2,587
Inventories	2,220	1,641
Prepaid expenses and other assets	2,260	1,623

Total Current Assets	12,105	8,441

Investments
Equity method investments	7,289	6,310
Cost method investments, principally bottling companies	488	473

Total Investments	7,777	6,783

Other Assets	2,675	2,701
Property, Plant and Equipment—net	8,493	6,903
Trademarks With Indefinite Lives	5,153	2,045
Goodwill	4,256	1,403
Other Intangible Assets	2,810	1,687

Total Assets	$43,269	$29,963

Liabilities and Shareowners’ Equity

Current Liabilities
Accounts payable and accrued expenses	$6,915	$5,055
Loans and notes payable	5,919	3,235
Current maturities of long-term debt	133	33
Accrued income taxes	258	567

Total Current Liabilities	13,225	8,890

Long-Term Debt	3,277	1,314
Other Liabilities	3,133	2,231
Deferred Income Taxes	1,890	608
Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,519 shares and 3,511 shares, respectively	880	878
Capital surplus	7,378	5,983
Reinvested earnings	36,235	33,468
Accumulated other comprehensive income (loss)	626	(1,291)
Treasury stock, at cost - 1,201 shares and 1,193 shares, respectively	(23,375)	(22,118)

Total Shareowners’ Equity	21,744	16,920

Total Liabilities and Shareowners' Equity	$43,269	$29,963

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2007	December 31, 2006
Operating Activities
Net income	$5,981	$5,080
Depreciation and amortization	1,163	938
Stock-based compensation expense	313	324
Deferred income taxes	109	(35)
Equity income or loss, net of dividends	(452)	124
Foreign currency adjustments	9	52
Gains on sales of assets, including bottling interests	(244)	(303)
Other operating charges	166	159
Other items	99	233
Net change in operating assets and liabilities	6	(615)

Net cash provided by operating activities	7,150	5,957

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(5,653)	(901)
Purchases of other investments	(99)	(82)
Proceeds from disposals of other investments	448	640
Purchases of property, plant and equipment	(1,648)	(1,407)
Proceeds from disposals of property, plant and equipment	239	112
Other investing activities	(6)	(62)

Net cash used in investing activities	(6,719)	(1,700)

Financing Activities
Issuances of debt	9,979	617
Payments of debt	(5,638)	(2,021)
Issuances of stock	1,619	148
Purchases of stock for treasury	(1,838)	(2,416)
Dividends	(3,149)	(2,911)

Net cash provided by (used in) financing activities	973	(6,583)

Effect of Exchange Rate Changes on
Cash and Cash Equivalents	249	65

Cash and Cash Equivalents
Net increase (decrease) during the year	1,653	(2,261)
Balance at beginning of year	2,440	4,701

Balance at end of year	$4,093	$2,440

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2007 (1)	December 31, 2006 (4)	% Fav. / (Unfav.)	December 31, 2007 (2)	December 31, 2006 (5)	% Fav. / (Unfav.)	December 31, 2007 (2), (3)	December 31, 2006 (5), (6)	% Fav. / (Unfav.)
Africa	$405	$325	25	$160	$137	17	$158	$134	18
Eurasia	235	176	34	50	36	39	52	45	16
European Union	1,153	1,002	15	527	480	10	529	480	10
Latin America	911	737	24	491	390	26	494	389	27
North America	1,886	1,666	13	402	419	(4)	401	418	(4)
Pacific	1,091	1,019	7	393	374	5	385	370	4
Bottling Investments	2,104	1,308	61	22	(59)	—	199	(534)	—
Corporate	23	27	(15)	(519)	(565)	8	(595)	(416)	(43)
Eliminations	(477)	(328)	—	—	—	—	—	—	—

Consolidated	$7,331	$5,932	24	$1,526	$1,212	26	$1,623	$886	83

Note:	Refer to the Company’s Form 8-K filing dated October 29, 2007 for more information on the changes to the Company’s operating structure.

(1)	Intersegment revenues for the three months ended December 31, 2007 were $13 million for Africa, $21 million for Eurasia, $230 million for European Union, $71 million for Latin America, $12 million for North America, $112 million for Pacific and $18 million for Bottling Investments.

(2)	Operating income (loss) and income (loss) before income taxes for the three months ended December 31, 2007 were reduced by $1 million for Africa, $1 million for Eurasia, $21 million for European Union, $1 million for Latin America, $10 million for North America, $2 million for Pacific, $4 million for Bottling Investments and $86 million for Corporate primarily due to asset write-downs and restructuring costs.

(3)	Income (loss) before income taxes for the three months ended December 31, 2007 was decreased by $9 million for Bottling Investments primarily due to our proportionate share of tax benefits recorded at an equity investee, offset by asset write-downs and restructuring costs recorded by equity investees, and was increased by $18 million for Corporate due to a gain on the sale of real estate.

(4)	Intersegment revenues for the three months ended December 31, 2006 were $8 million for Africa, $16 million for Eurasia, $160 million for European Union, $42 million for Latin America, $16 million for North America, $71 million for Pacific and $15 million for Bottling Investments.

(5)	Operating income (loss) and income (loss) before income taxes for the three months ended December 31, 2006 were reduced by $2 million for Africa, $2 million for European Union, $42 million for Pacific and $27 million for Bottling Investments primarily due to asset impairments and other restructuring costs and $101 million for Corporate primarily due to a donation made to The Coca-Cola Foundation.

(6)	Income (loss) before income taxes for the three months ended December 31, 2006 was reduced by $615 million for Bottling Investments primarily due to our proportionate share of CCE’s impairment charge and restructuring charges recorded by other equity investees, and was increased by $175 million for Corporate due to a gain on the sale of Coca-Cola FEMSA shares.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2007 (1)	December 31, 2006 (4)	% Fav. / (Unfav.)	December 31, 2007 (2)	December 31, 2006 (5)	% Fav. / (Unfav.)	December 31, 2007 (2), (3)	December 31, 2006 (5), (6)	% Fav. / (Unfav.)
Africa	$1,327	$1,140	16	$450	$424	6	$441	$413	7
Eurasia	1,084	877	24	380	275	38	399	302	32
European Union	4,990	4,364	14	2,612	2,254	16	2,615	2,258	16
Latin America	3,244	2,616	24	1,749	1,438	22	1,753	1,434	22
North America	7,836	7,029	11	1,696	1,683	1	1,695	1,681	1
Pacific	4,406	4,118	7	1,699	1,650	3	1,680	1,644	2
Bottling Investments	7,695	5,043	53	153	18	750	761	67	1,036
Corporate	72	93	(23)	(1,487)	(1,434)	(4)	(1,471)	(1,221)	(20)
Eliminations	(1,797)	(1,192)	—	—	—	—	—	—	—

Consolidated	$28,857	$24,088	20	$7,252	$6,308	15	$7,873	$6,578	20

Note:	Refer to the Company’s Form 8-K filing dated October 29, 2007 for more information on the changes to the Company’s operating structure.

(1)	Intersegment revenues for the year ended December 31, 2007 were $54 million for Africa, $114 million for Eurasia, $845 million for European Union, $175 million for Latin America, $75 million for North America, $409 million for Pacific and $125 million for Bottling Investments.

(2)	Operating income (loss) and income (loss) before income taxes for the year ended December 31, 2007 were reduced by $34 million for Africa, $3 million for Eurasia, $33 million for European Union, $4 million for Latin America, $23 million for North America, $3 million for Pacific, $47 million for Bottling Investments and $121 million for Corporate primarily due to asset write-downs and restructuring costs.

(3)	Income (loss) before income taxes for the year ended December 31, 2007 was decreased by $150 million for Bottling Investments primarily due to our proportionate share of asset write-downs and restructuring costs recorded by equity investees, and was increased by $227 million for Corporate primarily due to gains on the sale of real estate, the sale of our ownership in Vonpar, a bottler in Brazil, and the sale of Coca-Cola Amatil shares.

(4)	Intersegment revenues for the year ended December 31, 2006 were $37 million for Africa, $86 million for Eurasia, $704 million for European Union, $132 million for Latin America, $16 million for North America, $128 million for Pacific and $89 million for Bottling Investments.

(5)	Operating income (loss) and income (loss) before income taxes for the year ended December 31, 2006 were reduced by $3 million for Africa, $36 million for European Union, $62 million for Pacific and $87 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs and $101 million for Corporate primarily due to a donation made to The Coca-Cola Foundation.

(6)	Income (loss) before income taxes for the year ended December 31, 2006 was decreased by $606 million for Bottling Investments primarily due to our proportionate share of CCE’s impairment charge and restructuring charges recorded by other equity investees, and was increased by $298 million for Corporate due to a gain on the sale of Coca-Cola FEMSA shares and the sale of a portion of our investment in Coca-Cola Icecek in an initial public offering.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended December 31, 2007						% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
	Reported (GAAP)	Items Impacting Comparability				After Considering Items (Non-GAAP)
		Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)
Net Operating Revenues	$7,331					$7,331	24	24
Cost of goods sold	2,641	($1)				2,640	28	28

Gross Profit	4,690	1				4,691	21	21
Selling, general and administrative expenses	3,039					3,039	17	22
Other operating charges	125	(125)				—	—	—

Operating Income (2)	1,526	126				1,652	26	19	(2)
Interest income	86					86	110	110
Interest expense	156					156	232	232
Equity income—net	171		$9			180	—	22
Other income (loss)—net	(4)			($18)		(22)	—	—

Income Before Income Taxes	1,623	126	9	(18)		1,740	83	16
Income taxes	409	19	2	(7)	($40)	383	97	40

Net Income	$1,214	$107	$7	($11)	$40	$1,357	79	11

Diluted Net Income Per Share	$0.52	$0.05	$0.00	$0.00	$0.02	$0.58 (3)	79	12

Average Shares Outstanding—Diluted	2,347	2,347	2,347	2,347	2,347	2,347

Gross Margin	64.0%					64.0%
Operating Margin	20.8%					22.5%
Effective Tax Rate	25.2%					22.0%

	Three Months Ended December 31, 2006
	Reported (GAAP)	Items Impacting Comparability					After Considering Items (Non-GAAP)
		Asset Impairments/ Restructuring	Equity Investees	Transaction Gains	Foundation Donation	Certain Tax Matters (1)
Net Operating Revenues	$5,932						$5,932
Cost of goods sold	2,063	($4)					2,059

Gross Profit	3,869	4					3,873
Selling, general and administrative expenses	2,587				($100)		2,487
Other operating charges	70	(70)					—

Operating Income	1,212	74			100		1,386
Interest income	41						41
Interest expense	47						47
Equity income—net	(467)		$615				148
Other income (loss)—net	147			($175)			(28)

Income Before Income Taxes	886	74	615	(175)	100		1,500
Income taxes	208	10	57	(76)	38	$37	274

Net Income	$678	$64	$558	($99)	$62	($37)	$1,226

Diluted Net Income Per Share	$0.29	$0.03	$0.24	($0.04)	$0.03	($0.02)	$0.52	(3)

Average Shares Outstanding—Diluted	2,341	2,341	2,341	2,341	2,341	2,341	2,341

Gross Margin	65.2%						65.3%
Operating Margin	20.4%						23.4%
EffectiveTax Rate	23.5%						18.2	%(4)
Note:	Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.
(1)	Primarily due to changes in reserves related to certain tax matters.
(2)	Ongoing operating income for the three months ended December 31, 2007 includes a positive currency impact of approximately 9%. Ongoing, currency neutral operating income growth is 10%.
(3)	Per share amounts do not add due to rounding.
(4)	Effective tax rate calculated on full figures.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2007 and December 31, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

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THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Year Ended December 31, 2007						% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
	Reported (GAAP)	Items Impacting Comparability				After Considering Items (Non-GAAP)
		Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)
Net Operating Revenues	$28,857					$28,857	20	20	(2)
Cost of goods sold	10,406	($14)				10,392	27	27

Gross Profit	18,451	14				18,465	16	16
Selling, general and administrative expenses	10,945					10,945	16	17
Other operating charges	254	(254)				—	—	—

Operating Income	7,252	268				7,520	15	14	(3)
Interest income	236					236	22	22
Interest expense	456					456	107	107
Equity income—net	668		$150			818	555	16
Other income (loss)—net	173			($227)		(54)	—	—

Income Before Income Taxes	7,873	268	150	(227)		8,064	20	12
Income taxes	1,892	49	21	(111)	($77)	1,774	26	10

Net Income	$5,981	$219	$129	($116)	$77	$6,290	18	13

Diluted Net Income Per Share	$2.57	$0.09	$0.06	($0.05)	$0.03	$2.70	19	14

Average Shares Outstanding—Diluted	2,331	2,331	2,331	2,331	2,331	2,331

Gross Margin	63.9%					64.0%
Operating Margin	25.1%					26.1%
Effective Tax Rate	24.0%					22.0%

	Year Ended December 31, 2006
	Reported (GAAP)	Items Impacting Comparability					After Considering Items (Non-GAAP)
		Asset Impairments/ Restructuring	Equity Investees	Transaction Gains	Foundation Donation	Certain Tax Matters (1)
Net Operating Revenues	$24,088						$24,088
Cost of goods sold	8,164	($4)					8,160

Gross Profit	15,924	4					15,928
Selling, general and administrative expenses	9,431				($100)		9,331
Other operating charges	185	(185)					—

Operating Income	6,308	189			100		6,597
Interest income	193						193
Interest expense	220						220
Equity income—net	102		$606				708
Other income (loss)—net	195			($298)			(103)

Income Before Income Taxes	6,578	189	606	(298)	100		7,175
Income taxes	1,498	30	57	8	38	($24)	1,607

Net Income	$5,080	$159	$549	($306)	$62	$24	$5,568

Diluted Net Income Per Share	$2.16	$0.07	$0.23	($0.13)	$0.03	$0.01	$2.37

Average Shares Outstanding—Diluted	2,350	2,350	2,350	2,350	2,350	2,350	2,350

Gross Margin	66.1%						66.1%
Operating Margin	26.2%						27.4%
Effective Tax Rate	22.8%						22.4%
Note:	Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.
(1)	Primarily due to changes in reserves related to certain tax matters.
(2)	Net operating revenues excluding structural changes:

	2007	2006	% Change
Reported net operating revenues	$28,857	$24,088	20%
Structural changes	(1,762)	—	—

Net operating revenues excluding structural changes	$27,095	$24,088	12%

(3)	Ongoing operating income for the year ended December 31, 2007 includes a positive currency impact of approximately 4%. Ongoing, currency neutral operating income growth is 10%.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2007 and December 31, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

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The Coca-Cola Company

The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's most valuable brand, the Company markets four of the world's top five nonalcoholic sparkling brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate of 1.5 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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